UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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MASIMO CORPORATION

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On September 12, 2024, Masimo Corporation (“Masimo” or the “Company”) made updates to its website, www.ProtectMasimosFuture.com, in connection with the 2024 Annual Meeting of Stockholders. A copy of the updated website content (other than content previously filed) can be found below.

Homepage Update

Press Releases & Filings Section Update

Testimonials and Accomplishments Section Update

Video Testimonials – Dr. Najemdin Meshkati - Video Transcript

Title Card:

Najmedin Meshkati, PhD, CPE

Professor, Sonny Astani Dept. of Civil & Environmental Engineering

Professor, Daniel J. Epstein Dept. of Industrial and Systems Engineering

Professor, International Relations, University of Southern California (USC)

Member of the Governance Board, Patient Safety Movement Foundation

Commissioner, the Joint Commission

Hi, my name is Naj Meshkait. I’m a professor of engineering at the University of Southern California for the last 39 years.

My research deals with the safety and safety culture, failure, resiliency of safety-critical system. By safety-critical system, I mean nuclear plants, aviation systems. And for the last 20 plus years, I’ve worked in the area of patient safety.

And I think the area of patient safety is very important because, according to statistics, something around 250,000 people in the United States, they die because of preventable -- and again, I repeat -- preventable adverse effects of medical errors.

And what Masimo Corporation and the brainchild of Mr. Joe Kiani, Patient Safety Movement Foundation, are involving that is to reduce the harm to zero.

And, I think Masimo Corporation is in the business of saving lives and limbs.

One of the products that they have developed is a product to monitor clinician’s burnout.

I have been a reviewer for the National Academy of Medicine’s recent report on clinician burnout.

According to this report, clinicians who are subject to burnout, their error rate increases several folds. And this has harmed for the patients.

Another product must Masimo has developed and created under the leadership of Mr. Joe Kiani is the Halo product that they try to monitor opioid overdose.

Another product that they are working on that to reduce one of the major and nasty hospital acquired infections called sepsis.

I think Joe Kiani and Masimo, they are not in the business of making a new mousetrap.

They are in the business of making product and technology that could save lives and limbs. Lives and limbs of patient, lives and limbs of clinicians, lives and limbs of the rest of us.

Media Section Update

News & Articles

A Growing Problem: The Outsize Influence of Proxy Advisors (RealClearMarkets)

RealClearMarkets
A Growing Problem: The Outsize Influence of Proxy Advisors
By Bret Swanson
11 September 2024

A new letter by 24 state attorneys general highlights one facet of a growing problem – the outsize influence of proxy advisors in public equity markets.

The AGs asked 25 large asset managers why their votes on important corporate governance matters deviate so much from the broader base of investors. Is it because they over-rely on the two major proxy advisors, Institutional Shareholder Services (ISS) and Glass Lewis, who tell them how to vote? And just why do two consulting firms – not shareholders themselves – exert so much influence over tens of trillions of dollars worth of corporate decision-making?

The genius of public equity markets resides, partly, in their breadth. Stock markets connect thousands of companies who seek financing with millions of investors seeking returns. Stock ownership grants voting rights. Real time stock prices demand accountability, encouraging growth and efficiency.

Large asset managers, however, own so many stocks it’s difficult to keep track of their holdings. They employ consultants, known as proxy advisors, to help guide their shareholder votes on corporate policies and board of director seats.

By an accident of history, just two consulting firms dominate this proxy market – ISS and Glass Lewis. Like other concentrated markets, in recent years the duopolists became juicy targets for political capture. Instead of giving their clients objective advice, the AGs and other critics charge that ISS and Glass Lewis push agendas not aligned with shareholder value but with politics or other narrow special interests.

The highest profile example of this capture by activists is environmental, social, and governance investing, also known as ESG. Over the last 10 years ESG campaigners often bludgeoned the proxy firms into casting votes favoring so-called green energy policies and directors instead of the companies’ bottom lines.

The proxy firms thus serve as a potential chokepoint for achieving aims other than shareholder value. If activists capture one or both of the proxy firms, they can exert outsize leverage or even total control over companies.

This is the strategy currently being deployed in a fight for control of the health-tech company Masimo. An innovator in both consumer and hospital health sensors, the company reports annual sales of around $2 billion and has a market value of $6 billion. Masimo is best known for its leading pulse and blood oxygen monitoring systems. In fact, founder and CEO Joe Kiani has battled for years in court over his contention Apple stole Masimo’s pulse-oximetry technology for the Apple Watch.

Now, an upstart hedge fund called Politan has accumulated nearly nine percent of the outstanding shares and is seeking to wrest control of the company, including the ouster of founder-CEO Kiani. Politan already placed two members on the Masimo board but is seeking two more seats, and thus effective control, in a September 19 shareholder vote.

Activist investors sometimes push companies toward more efficient performance or a different vision altogether. Shareholder votes exist for just such questions. Politan is of course welcome to vote its shares and make its case to other shareholders. But it’s not clear Politan has any plan or vision at all, and it brings no medical technology experience.

The bigger question is why ISS and Glass Lewis are weighing in on the side of a small activist hedge fund without much of a track record and no discernible strategy. Do the advisors know the source of the funds specially designated for this takeover? The public doesn’t. Some suggest it could be one of Masimo’s legal foes. If the proxy advisors had performed extraordinary due diligence and concluded the activists offered a superior plan for the company, a recommendation for change of control might be defensible.

In my experience, however, ISS and Glass Lewis rarely perform the type of deep, objective research outsiders assume. Instead, they too often tell clients what they want to hear, rely on surveys, or follow momentary fashions, such as ESG. This timidity also makes them vulnerable to activists, both political and predatory.

Kiani, who founded Masimo in his garage in 1989 and holds more than 900 patents, still owns nearly 8.5 percent of the company, giving him a clear incentive to build shareholder value. It’s true the stock stagnated over the last few years, but Kiani committed to separating out the consumer business, which is the perceived weight on the share price. Some 300 employees, including the senior executive team, say they’ll leave Masimo if Kiani is purged.

Imagine trusting disinterested, bureaucratic “advisors” rather than shareholders and a founder-owner himself.

The “consultification” of finance, with its hyper-compliance mindset, is one reason public markets are in decline. In 1996, the U.S. boasted 7,300 publicly traded firms. But today that number is just around 4,300. We warned of this trend way back in 2016, and JP Morgan CEO Jamie Dimon highlighted the problem in his 2024 annual letter. Bank of America estimates compliance costs incurred solely to be a public company are $8-11.5 million per year.

“Proxy” is in fact an increasingly apt description of public markets – we’ve too often outsourced our judgment.

Private markets, on the other hand, are thriving. Over the past two decades, the number of U.S. companies backed by private equity grew to 11,200 from 1,900. Those with a more entrepreneurial mindset – investors and executives who want to exercise, not outsource, judgment – can often find more freedom to operate as private companies.

We’re fortunate that large pools of private capital allow many companies to avoid the high costs and inflexibility of public listing. But that doesn’t mean we should give up on making public markets more friendly to entrepreneurs and investors.

Despite the strength of private markets, the magnitude of energy, computing, and infrastructure investments needed to get America out of its financial hole will require healthy public markets as well.

Bret Swanson is president of the technology research firm Entropy Economics LLC and senior fellow at the National Center for Energy Analytics. From 2009 to 2024, he was trustee and chairman of the Indiana Public Retirement System (INPRS).

Videos

Joe Kiani, Masimo Founder, CEO and Board Member - Video Transcript

Title Card:
Joe Kiani
Masimo Founder, CEO and Board Member
Medical Technology Visionary and Innovator with over 900 patent filings.

I’m Joe Kiani, Chairman and CEO and founder of Masimo.

We’ve been at many make-it-or-break-it moments in our company’s history. This is definitely one of them.

I founded Masimo in 1989 in my garage with the mission to improve patient outcomes and reduce cost of care by taking non-invasive monitoring to new sights and applications. I’m very proud that we have delivered on that mission.

And we did it by recruiting, attracting, and keeping some of the best talents in the industry. And look what we’ve built. There’s so much more left to do.

We’ve been listening to our shareholders. We’ve been asking them what they want.

One of the things they asked us for was the declassification of our Board. So we did that - last year, we took it to a shareholder vote and now the Board is declassified as of 2026.

In 2025, the majority of our Board will be up for election. We also are increasing our Board size. You wanted us to have a bigger Board – we have had 7 to 8 Board members typically, but we’re planning to take it up to 9, if not 11.

I’ve agreed to not even take part in recommending anyone to be looked at by the nominating committee.

So we hope to get many strong people like Bob Chapek - who’s on our Board right now - Craig Reynolds, these are people with incredible integrity, incredible backgrounds, incredible value to our shareholders, and we want to bring more people like that on our Board.

We’re going to keep listening and we’re going to keep adapting, and we’re going to grow our business as the public company it needs to be for the next 10, 20 years.

After the shareholders voted in Mr. Koffey and Michelle Brennan, I tried to work with them constructively. I extended the olive branch, I know Craig, Adam, Bob, Rolf, extended the olive branch.

But unfortunately, they were not there to help, as I’m sure you’ve seen from many of the press releases, as well as the complaint we filed against them.

This past year, we’ve had to do two jobs: not only run Masimo, but we’ve had to deal with Politan, Mr. Koffey, sabotaging our company with his lies about Masimo, me – with him trying to derail the joint venture. Even the separation that he and I had come up with.

There is so much at stake here that I ask you to please read the complaints, read what we’re sending you. It takes a lot of work to do what we’re doing, and we’re doing it to protect Masimo, protect our future, and protect the value of your holdings in our company.

This is your team. We’re still here, and we still want to do more, and we still want to get to a wonderful destiny together where all of you benefit from our hard work that’s coming out every day – not just 8 to 5, but putting our blood, sweat, and tears into this place.

There’s so much good ahead – why give this negative person with unknown intentions, unknown backers, the control of Masimo?

The future of Masimo is in your hands now. You have to decide who you want to run this company.

If you decide you like what we’ve been doing for the last 35 years and you want us to keep doing it, please vote for me and vote for Chris Chavez.

And you have our commitment to not only do what we were doing, but doing it better with the feedback we’ve received from you.

Thank you.

Chris Chavez, Masimo Independent Director Nominee - Video Transcript

Title Card:
Chris Chavez
Masimo Independent Director Nominee
Fiercely Independent Leader with over 30 years of experience in the medical device industry.

I’m Chris Chavez and I’ve been nominated as an independent director on Masimo’s Board.

I have 35 years of global experience across eight companies in the med-tech industry. I’ve successfully built and sold two growth companies.

I’ve been a worldwide president in major divisions of Johnson & Johnson and St. Jude Medical.

I’ve served on the Board of Directors of five public med-tech companies. I’ve served as chairman of the Medical Device Manufacturer’s Association. Med-tech is in my DNA.

I know what it takes to deliver quarter after quarter of results in a growth company and I look forward to helping do just that here at Masimo.

I understand the respective role of management and of an independent board and how they should interact for the benefit of shareholders, customers and employees.

An independent board must always maintain a broad strategic view of the business but be willing to take deep dives when needed.

A strong and effective independent board also provides guidance and encouragement to management. The board cheers the efforts and successes throughout the company.

However, an independent board member must have the strength, courage, and conviction to be willing to challenge management and other board members when needed.

I am fiercely independent.

Masimo is an impressive and innovative growth company with a strong and positive corporate culture. For more than 20 years, I’ve seen Masimo grow from an idea to become a powerful global MedTech innovator driven by Joe’s creativity, integrity, energy, and passionate leadership.

I’m excited by the opportunity to serve on the Board because I see Masimo’s growth potential and I have great respect for its existing team.

The choices and stakes are extreme. Support the leadership that built this great company or risk giving control to a less experienced group that is not qualified to oversee Masimo or your investment.

I respectfully ask for you to support the leadership team that built Masimo and will drive its continued success. Vote for Joe and myself to protect the future of your investment.

Thank you for your support.

Bob Chapek, Masimo Independent Director - Video Transcript

Title Card:
Bob Chapek
Masimo Independent Director
Former Disney CEO, with Unique and Fresh Perspectives on Masimo Board Dynamics

I’m Bob Chapek, an independent Board member at Masimo.

I am no stranger to public company leadership. That means I know and appreciate the impact of visionary leaders and inspiring innovation.

Since joining Masimo’s board in January, I’ve seen firsthand Joe Kiani’s integrity, forthright leadership, and daily contributions that make Masimo as successful and impactful as it is.

I am confident that Joe’s unique vision for the company, combined with the support of the right directors, myself included, represents the path forward for all stakeholders.

Joe is an exceptional leader who has been solving the unsolvable for more than 30 years. He firmly believes in the power of innovation and engineering.

He’s a hands-on leader and has overseen more than 4,000 patent filings - 900 of those patents bear his name as an inventor.

For Joe and the entire Masimo leadership team, success means delivering for patients and for stockholders. Joe is Masimo’s largest individual stockholder. No one’s interests are more aligned with stockholders’ than his.

There is no question Masimo wins when we keep our current leadership team intact. They have the expertise, the relationships, and the vision. Politan is not equipped to control this company.

Masimo today is executing a clear strategy to position the business for the future and drive value creation. There’s great momentum and a clear path to even stronger returns.

The future for Masimo is bright and I believe that we are well-positioned to lead in our industry. That’s why it’s more important than ever that the company’s progress not be derailed.

To create value for stockholders, we need qualified and committed leaders on the Board.

You have a voice in shaping the future of Masimo. I urge you to join me in voting for Joe Kiani and Chris Chavez. They know this business better than anyone. And they care about working together to get great outcomes.

Thank you for your support.

Infographics

Achievements Infographic

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The following are advertisements by Masimo appearing on several websites, beginning on September 13, 2024; each of the advertisements contains a hyperlink directing to www.ProtectMasimosFuture.com, which contains information previously filed:

Forward-Looking Statements

This communication includes forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in connection with the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) of Masimo and the potential stockholder approval of the Board’s nominees. These forward-looking statements are based on current expectations about future events affecting Masimo and are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond Masimo’s control and could cause its actual results to differ materially and adversely from those expressed in its forward-looking statements as a result of various risk factors, including, but not limited to (i) uncertainties regarding the Litigation, (ii) uncertainties regarding future actions that may be taken by Politan in furtherance of its nomination of director candidates for election at the 2024 Annual Meeting, (iii) the potential cost and management distraction attendant to Politan’s nomination of director nominees at the 2024 Annual Meeting and (iv) factors discussed in the “Risk Factors” section of Masimo’s most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), which may be obtained for free at the SEC’s website at www.sec.gov. Although Masimo believes that the expectations reflected in its forward-looking statements are reasonable, the Company does not know whether its expectations will prove correct. All forward-looking statements included in this communication are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Masimo does not undertake any obligation to update, amend or clarify these statements or the “Risk Factors” contained in the Company’s most recent reports filed with the SEC, whether as a result of new information, future events or otherwise, except as may be required under the applicable securities laws.

Additional Information Regarding the 2024 Annual Meeting of Stockholders and Where to Find It

On August 15, 2024, the Company filed a revised version of its 2024 proxy statement (the “Revised Proxy Statement”) and has mailed the Revised Proxy Statement to its stockholders of record as of the new August 12, 2024 record date for the 2024 Annual Meeting. Any votes submitted by Masimo stockholders in connection with the 2024 Annual Meeting on the prior to the filing of the Revised Proxy Statement will not be counted and previous proxies submitted will be disregarded, and therefore, all stockholders will need to resubmit their votes, even if they have previously voted. The Company filed a revised version of the Revised Proxy Statement with the SEC on August 22, 2024, which amended, superseded and replaced in its entirety the Revised Proxy Statement (the “Amended Revised Proxy Statement”). THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE AMENDED REVISED PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING UPDATED GOLD PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the Amended Revised Proxy Statement and any amendments or supplements thereto and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at www.sec.gov.

Certain Information Regarding Participants

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in connection with the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the 2024 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company is included in the Amended Revised Proxy Statement, which can be found through the SEC’s website at https://www.sec.gov/ix?doc=/Archives/edgar/data/937556/000121390024071554/ea0206756-07.htm, and any changes thereto may be found in any amendments or supplements to the Amended Revised Proxy Statement and other documents as and when filed by the Company with the SEC, which can be found through the SEC’s website at www.sec.gov.

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